Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

Dated as of April 24, 2020

Among

JABIL INC.

as Borrower

and

THE INITIAL LENDERS NAMED HEREIN

as Initial Lenders

and

MIZUHO BANK, LTD.

as Administrative Agent

and

BNP PARIBAS

and

SUMITOMO MITSUI BANKING CORPORATION

as Co-Syndication Agents

and

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

MUFG UNION BANK, N.A.

and

U.S. BANK NATIONAL ASSOCIATION

as Documentation Agents

MIZUHO BANK, LTD.

BNP PARIBAS SECURITIES CORP.

and

SUMITOMO MITSUI BANKING CORPORATION

as Joint Lead Arrangers and Joint Bookrunners

SECTION 9.20. Acknowledgement and Consent to Bail-In of Certain Financial Institutions	53

SECTION 9.21. Waiver of Jury Trial	54

Schedules

Schedule I - Commitments

Schedule 4.01(f) - Disclosed Litigation

Schedule 5.02(a) - Existing Liens

Schedule 5.02(d) - Existing Debt

Exhibits

Exhibit A	-	Form of Note

Exhibit B	-	Form of Notice of Borrowing

Exhibit C	-	Form of Assignment and Assumption

Exhibit D	-	[Reserved]

Exhibit E	-	Tax Certification Forms

Exhibit 10.1

CREDIT AGREEMENT

Dated as of April 24, 2020

JABIL INC., a Delaware corporation (the “Company”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) listed on Schedule I hereto and MIZUHO BANK, LTD. (“Mizuho”), as administrative agent (the “Agent”) for the Lenders (as hereinafter defined), agree as follows:

PRELIMINARY STATEMENT.

Subject to the satisfaction of the conditions set forth in Section 3.01, the parties hereto agree to enter into this Agreement, which provides for a 364-day unsecured revolving credit facility in an initial amount of $375,000,000.

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Advance” means an advance by a Lender as part of a Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a “Type” of Advance).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agent’s Account” means (a) the account of the Agent maintained by the Agent at Mizuho Bank, Ltd., New York Branch, Account Name: ISA Loan Agency, Account No.: H79-740-005344, ABA # 026004307, Reference: Jabil Inc., Attention: LAU / Lois Swain-Robinson and (b) such other account of the Agent as is designated in writing from time to time by the Agent to the Company and the Lenders for such purpose.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, and the rules and regulations thereunder, and all other laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries concerning or relating to bribery, corruption or money laundering.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s/Fitch	Applicable Margin for Eurodollar Rate Advances	Applicable Margin for Base Rate Advances
Level 1 BBB / Baa2 / BBB or above	1.450%	0.450%
Level 2 BBB- / Baa3/ BBB-	1.525%	0.525%
Level 3 Lower than Level 2	1.800%	0.800%

“Applicable Percentage” means, as of any date a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s/Fitch	Applicable Percentage
Level 1 BBB / Baa2 / BBB or above	0.300%
Level 2 BBB- / Baa3/ BBB-	0.350%
Level 3 Lower than Level 2	0.450%

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means any of Mizuho, BNP Paribas Securities Corp. or Sumitomo Mitsui Banking Corporation, in its capacity as a joint lead arranger and a joint bookrunner.

“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.07), and accepted by the Agent, in substantially the form of Exhibit C hereto.

“Assuming Lender” has the meaning specified in Section 2.18(d).

“Assumption Agreement” has the meaning specified in Section 2.18(d)(ii).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers.

“Bail-In Legislation” means:

(a) with respect to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b) with respect to any state other than such an EEA Member Country or (to the extent that the United Kingdom is not such an EEA Member Country) the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-Down and Conversion Powers contained in that law or regulation.

“Bankruptcy Law” means any law or proceeding of the type referred to in Section 6.01(e) or Title 11, U.S. Code, or any similar foreign, federal, state or provincial law for the relief of debtors.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be not less than 0.75% and equal to the highest of:

(a) the rate of interest announced publicly by Mizuho in New York, New York, from time to time, as Mizuho’s base rate;

(b) 1⁄2 of one percent per annum above the Federal Funds Rate; and

(c) the ICE Benchmark Administration Settlement Rate (or the successor thereto if the ICE Benchmark Administration is no longer making such a rate available) applicable to Dollars for a period of one month (“One Month LIBOR”) plus 1.00% (for the avoidance of doubt, the One Month LIBOR for any day shall be based on the rate appearing on the applicable Reuters screen (or other commercially available source providing such quotations as designated by the Agent and approved by the Company from time to time) at approximately 11:00 a.m. London time on such day or if such day is not a Business Day, the previous Business Day); provided that if One Month LIBOR shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Base Rate Advance” means an Advance denominated in Dollars that bears interest as provided in Section 2.07(a)(i).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by each of the Lenders pursuant to Section 2.01.

“Borrowing Minimum” means $5,000,000.

“Borrowing Multiple” means $1,000,000.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market and banks are open for business in London.

“Commitment” means as to any Lender (a) the Dollar amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “Commitment”, (b) if such Lender has become a Lender hereunder pursuant to an Assumption Agreement, the Dollar amount set forth in such Assumption Agreement or (c) if such Lender has entered into an Assignment and Assumption, the Dollar amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.07(c) as such Lender’s “Commitment”, as such amount may be reduced pursuant to Section 2.05 or increased pursuant to Section 2.18.

“Commitment Date” has the meaning specified in Section 2.18(b).

“Commitment Increase” has the meaning specified in Section 2.18(a).

“Company Information” has the meaning specified in Section 9.08.

“Competitor” means, as of any date, any Person that is (a) an electronic manufacturer, manufacturing service provider or design provider competitor of the Company or any of its Subsidiaries or (b) any affiliate of a competitor of the Company or any of its Subsidiaries, in each case, which Person has been designated by the Company as a “Competitor” by written notice to the Agent and the Lenders (including by posting such notice to the Platform) effective five Business Days after such notice is so given; provided that “Competitor” shall exclude any Person that the Company has designated as no longer being a “Competitor” by written notice delivered to the Agent from time to time.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.08 or 2.09.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business and monetary obligations arising under supply or consignment agreements, in each case not overdue by more than 90 days or are being contested in good faith by appropriate proceedings and for which reasonable reserves are being maintained), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (excluding undrawn amounts), (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property) (other than monetary obligations arising under supply or consignment agreements, in each case not overdue by more than 90 days or are being contested in good faith by appropriate proceedings and for which reasonable reserves are being maintained), (e) all obligations of such Person as lessee under Finance Leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit, bank guarantees, surety bonds or similar extensions of credit, (g) obligations of such Person in respect of Hedge Agreements, (h) all Invested Amounts, (i) all liability under any Synthetic Lease, (j) all Debt of others referred to in clauses (a) through (i) above or clause (k) below (collectively, “Guaranteed Debt”) guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Guaranteed Debt or to advance or supply funds for the payment or purchase of such Guaranteed Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Guaranteed Debt or to assure the holder of such Guaranteed Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (k) all Debt referred to in clauses (a) through (j) above (including Guaranteed Debt) secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulting Lender” means, subject to Section 2.19(c), at any time, any Lender that, at such time (a) has failed to perform any of its funding obligations hereunder, including in respect of its Advances, within two Business Days of the date required to be funded by it hereunder, unless such Lender reasonably determines in good faith, and so notifies the Agent and the Company in writing, that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing)

has not been satisfied, (b) has notified the Company or the Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder (unless such Lender reasonably determines in good faith, and so notifies the Agent and the Company in writing, that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Agent (based on its reasonable belief that such Lender may not fulfill its funding obligations hereunder), to confirm in a manner reasonably satisfactory to the Agent that it will comply with its funding obligations hereunder, provided that a Lender shall cease to be a Defaulting Lender upon the Agent’s and the Company’s receipt of such written confirmation, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any debtor relief law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail-In Action; provided that (i) a Lender shall not be a Defaulting Lender solely by virtue of the control, ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority or the exercise of control over such Lender or any direct or indirect parent company thereof by a governmental authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender and (ii) if the condition(s) precedent to funding that form the basis of a Lender’s determination in clause (a) or (b) have been effectively waived in accordance with this Agreement, such Lender shall be a Defaulting Lender if such failure to fund continues after the effectiveness of such waiver. Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19(c)) upon delivery of written notice of such determination to the Company and each Lender.

“Disclosed Litigation” has the meaning specified in Section 4.01(f).

“Dollars” and the “$” sign each means lawful currency of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office or branch of such Lender specified as its “Domestic Lending Office” in its Administrative Questionnaire delivered to the Agent, or such other office, branch or Affiliate of such Lender as such Lender may from time to time specify to the Company and the Agent.

“EBITDA” means, for any period, net income (or net loss) plus the sum (without duplication) of (a) interest expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense, (e) to the extent included in net income, non-cash charges, non-cash expenses or non-cash losses for such period excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of, or a reserve for, cash charges for any future period), (f) to the extent included in net income, non-cash, recurring charges related to equity compensation, (g) to the extent included in net income, loss on sale of accounts receivable, (h) cash fees and expenses incurred in connection with investments and repayment or exchange of debt permitted to be incurred under this Agreement (including any refinancing thereof), in each case, whether or not successful, (i) restructuring charges or reserves (including retention, severance, systems establishment cost, excess pension charges, contract termination costs, including future lease commitments, costs related to the start-up, closure, relocation or consolidation of facilities, costs to relocate employees, income/loss from discontinued operations, acquisition and integration costs, business interruption costs and loss on disposal of a Subsidiary), (j) expenses relating to pension payments or programs, including those pension and post-retirement contributions, payments and estimates publicly reported and (k) transaction costs related to this Agreement; provided that the aggregate amount of cash add-backs permitted under clauses (h) through (k) shall not exceed, in any measurement period, 10% of EBITDA (calculated without giving effect to restructuring charges permitted to be added back under clause (i)) in each case determined in accordance with GAAP for such period; provided, that for purposes of calculating EBITDA for the Company and its Subsidiaries for any period, the EBITDA of any Person (or assets or division of such Person) acquired by the Company or any of its Subsidiaries during such period shall be included on a pro forma basis for such period (assuming the consummation of such acquisition occurred on the first day of such period).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of a Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.07(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.07(b)(iii)).

“Environmental Action” means (a) any notice of non-compliance or violation, notice of liability or potential liability, proceeding, consent order or consent agreement by any governmental or regulatory authority with jurisdiction or (b) any litigation, case, suit, demand, demand letter or claim by any governmental or regulatory authority or any third party relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials, including, without limitation, (x) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (y) by any governmental or regulatory authority or any such third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials, to the extent applicable to the operations of the Company or any of its Subsidiaries.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law for the operations of the Company or any of its Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Company’s controlled group, or under common control with the Company, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11),

(12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Company or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Company or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; or (g) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor Person) from time to time.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office or branch of such Lender specified as its “Eurodollar Lending Office” in its Administrative Questionnaire delivered to the Agent, or such other office, branch or Affiliate of such Lender as such Lender may from time to time specify to the Company and the Agent.

“Eurodollar Rate” means, subject to Section 2.21, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upward to the nearest whole multiple of 1/100 of 1% per annum) appearing on the applicable Reuters screen (or other commercially available source providing such quotations as designated by the Agent and approved by the Company from time to time) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period, by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period; provided that (x) if the Eurodollar Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the Eurodollar Rate shall be the rate per annum (rounded upward to the nearest whole multiple of 1/100 of 1% per annum) determined by the Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (A) the Eurodollar Rate for the longest period for which the Eurodollar Rate is available) that is shorter than the Impacted Interest Period; and (B) the Eurodollar Rate for the shortest period (for which that Eurodollar Rate is available) that exceeds the Impacted Interest Period, in each case, at such time and (y) if the Eurodollar Rate shall be less than 0.75%, such rate shall be deemed to be 0.75% for purposes of this Agreement.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).

“Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Note or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Note or Commitment (other than pursuant to an assignment request by the Company under Section 9.18) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(e) and (d) any withholding Taxes imposed under FATCA.

“Existing Debt” has the meaning specified in Section 5.02(d)(ii).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among governmental authorities and implementing such Sections of the Internal Revenue Code.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it; provided that, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Finance Leases” means any and all lease obligations of a Person as lessee under leases that have been, in accordance with GAAP as in effect on December 31, 2018, recorded as finance leases.

“Fitch” means Fitch, Inc.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” has the meaning specified in Section 1.03.

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic under any Environmental Law, located on or under or emanating from real property owned or operated by the Company or any of its Subsidiaries.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts and other similar agreements (for the avoidance of doubt, Hedge Agreements do not include currency swap agreements and currency future or option contracts).

“Immaterial Subsidiary” means any Subsidiary of the Company as to which the aggregate value of assets of any such Subsidiary does not exceed 2.50% of Consolidated total assets of the Company and its Subsidiaries (based on the Consolidated balance sheet of the Company and its Subsidiaries), as of the last day of the Fiscal Year of the Company most recently ended for which financial statements have been delivered pursuant to Section 5.01(i); provided that the aggregate value of all such Subsidiaries shall not exceed 10.0% of Consolidated total assets of the Company and its Subsidiaries (based on the Consolidated balance sheet of the Company and its Subsidiaries), as of the last day of the Fiscal Year of the Company most recently ended for which financial statements have been delivered pursuant to Section 5.01(i).

“Increase Date” has the meaning specified in Section 2.18(a).

“Increasing Lender” has the meaning specified in Section 2.18(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under this Agreement or the Notes or any other documents to be delivered hereunder and (b) to the extent not otherwise described in (a), Other Taxes.

“Information Memorandum” means the information memorandum dated April 2020 issued by the Agent in connection with the syndication of the Commitments.

“Initial GAAP” has the meaning specified in Section 1.03.

“Interest Expense” means collectively, interest payable on, and amortization of debt discount in respect of, all Debt and loss on sale of accounts receivable.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Company pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Company pursuant to the provisions below. The duration of each such Interest Period shall be one week or one, two, three or six months, and subject to clause (c) of this definition, twelve months, as the Company may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a) the Company may not select any Interest Period with respect to any Eurodollar Rate Borrowing that ends after the Termination Date;

(b) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration; provided that, for the avoidance of doubt, more than one Borrowing may be made on the same day and such Borrowings may have Interest Periods of different duration;

(c) the Company shall not be entitled to select an Interest Period having a duration of twelve months unless, by 2:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, each Lender notifies the Agent that such Lender will be providing funding for such Borrowing with such Interest Period (the failure of any Lender to so respond by such time being deemed for all purposes of this Agreement as an objection by such

Lender to the requested duration of such Interest Period); provided that, if any or all of the Lenders object to the requested duration of such Interest Period, the duration of the Interest Period for such Borrowing shall be one week or one, two, three or six months, as specified by the Company in the applicable Notice of Borrowing as the desired alternative to an Interest Period of twelve months;

(d) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, in the case of an Interest Period of one month or longer, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(e) whenever the first day of any Interest Period of one month or longer occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Invested Amounts” means the amounts invested by investors that are not Affiliates of the Company in connection with any Securitization Program and paid to the Company or its Subsidiaries, as reduced by the aggregate amounts received by such investors from the payment of receivables and applied to reduce such invested amounts.

“Lenders” means each Initial Lender, each Assuming Lender that shall become a party hereto pursuant to Section 2.18 and each Person that shall become a party hereto pursuant to Section 9.07.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Material Adverse Change” means any material adverse change in the business, financial condition or operations of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means (a) a material adverse effect on the business, financial condition or operations of the Company and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Agent or any Lender to enforce or collect any obligations of the Company under this Agreement or any Note or (c) a material impairment of the ability of the Company to perform its obligations under this Agreement or any Note.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Company or any ERISA Affiliate and at least one Person other than the Company and the ERISA Affiliates or (b) was so maintained and in respect of which the Company or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Note” means a promissory note payable to the order of a Lender, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Company owing to such Lender resulting from the Advances made by such Lender.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Other Connection Taxes” means, with respect to the Agent or any Lender, Taxes imposed as a result of a present or former connection between the Agent or such Lender and the jurisdiction imposing such tax (other than connections arising from the Agent or such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, enforced, or sold or assigned an interest under, this Agreement or the Notes or any other documents to be delivered hereunder).

“Participant” has the meaning assigned to such term in Section 9.07(d).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b) hereof; (b) Liens imposed by law (and ordinary course of business contractual Liens in respect of such Liens), such as materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s and landlord’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 90 days or are being contested in good faith by appropriate proceedings and for which reasonable reserves are being maintained; (c) pledges or deposits to directly or indirectly secure obligations under workers’ compensation laws, unemployment insurance laws or similar legislation or to directly or indirectly secure public or statutory obligations, including obligations to governmental entities in respect of value added taxes, duties, customs, excise taxes, franchises, licenses, rents and the like, or surety, customs or appeal bonds; (d) good faith deposits (or security for obligations in lieu of good faith deposits) to directly or indirectly secure bids, tenders, contracts or leases for a purpose other than borrowing money or obtaining credit, including rent or equipment lease security deposits, (e) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes, (f) contractual and common law rights of setoff against (which may include grants of Liens) or contractual Liens on, deposit or securities accounts or other property in transit to or in the possession of or maintained by the lienor, in the absence of any agreement to maintain a balance or deliver property against which such right may be exercised, and contractual and common law rights of set-off against claims against the lienor and (g) Liens pursuant to supply or consignment contracts or otherwise for the receipt of goods or services, encumbering only the goods covered thereby, where the contracts are not overdue by more than 90 days or are being contested in good faith by appropriate proceedings and for which reasonable reserves are being maintained.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Debt Rating” means, as of any date, the rating that has been most recently announced by any of S&P, Moody’s or Fitch, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Company or, if no such Debt of the Company is then outstanding, the corporate credit rating most recently announced by any of S&P, Moody’s or Fitch, as the case may be, provided, if any such rating agency shall have issued more than one such rating, the lowest such rating issued by such rating agency. For purposes of the foregoing, (a) if only one of any of S&P, Moody’s and Fitch shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage shall be determined by reference to the available rating; (b) if none of S&P, Moody’s or Fitch shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage will be set in accordance with Level 3 under the definition of “Applicable Margin” or “Applicable Percentage”, as the case may be; (c) if the ratings established by S&P, Moody’s and Fitch shall fall within different levels, the Applicable Margin and the Applicable Percentage shall be based upon the ratings of two of the agencies falling within the same level, unless each agency’s ratings is at a separate level, in which case the applicable level will be deemed to be the middle level; (d) if any rating established by S&P, Moody’s or Fitch shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P, Moody’s or Fitch shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P, Moody’s or Fitch, as the case may be, shall refer to the then equivalent rating by S&P, Moody’s or Fitch, as the case may be.

“Ratable Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Commitment at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, such Lender’s Commitments as in effect immediately prior to such termination) and the denominator of which is the aggregate amount of all Commitments at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the aggregate amount of all Commitments as in effect immediately prior to such termination).

“Recipient” means (a) the Agent or (b) any Lender, as applicable.

“Register” has the meaning specified in Section 9.07(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Required Lenders” means at any time Lenders owed or holding at least a majority in interest of the sum of (a) the aggregate principal amount of the Advances outstanding at such time and (b) the aggregate Unused Commitments at such time, provided that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time the Commitment of such Lender at such time.

“Resolution Authority” means any body which has authority to exercise any Write-Down and Conversion Powers.

“S&P” means S&P Global Ratings, an S&P Global Inc. business, and any successor thereto.

“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of comprehensive Sanctions.

“Sanctioned Person” means, at any time and insofar as Sanctions prohibit or restrict dealings with a Person, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union, any EU member state, the Government of Canada or other relevant authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person majority owned or, where relevant under applicable Sanctions, controlled by any such Person described in clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, the Government of Canada or other relevant authority.

“Securitization Program” means, with respect to any Person, any financing or sales transaction or series of financing or sales transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may, directly or indirectly, sell, convey, or otherwise transfer, or grant a security interest in, accounts, payments, or receivables (whether such accounts, payments, or receivables are then existing or arising in the future), collections and other proceeds arising therefrom, and any securitization related property to a special purpose Subsidiary or Affiliate of such Person.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Company or any ERISA Affiliate and no Person other than the Company and the ERISA Affiliates or (b) was so maintained and in respect of which the Company or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Synthetic Lease” shall mean, as to any Person, (i) a synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of real or personal property, in each case, creating obligations that may not appear on the balance sheet of such Person but which, upon the application of any Bankruptcy Law to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tangible Assets” means all assets of a Person, other than assets that are considered to be intangible assets under GAAP.

“Tax” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earlier of (a) April 23, 2021 and (b) the date of termination in whole of the Commitments pursuant to Section 2.05 or 6.01.

“UK Bail-In Legislation” means (to the extent that the United Kingdom is not an EEA Member Country which has implemented, or implements, Article 55 BRRD) Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“Unused Commitment” means, with respect to each Lender at any time, (a) such Lender’s Commitment at such time minus (b) the aggregate principal amount of all Advances made by such Lender and outstanding at such time.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right to so vote has been suspended by the happening of such a contingency.

“Withholding Agent” means the Company and the Agent.

“Write-Down and Conversion Powers” means:

(a) with respect to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b) in relation to any other applicable Bail-In Legislation:

(i) any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a Person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a Person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii) any similar or analogous powers under that Bail-In Legislation; and

(c) with respect to any UK Bail-In Legislation:

(i) any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a Person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a Person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii) any similar or analogous powers under that UK Bail-In Legislation.

SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with United States generally accepted accounting principles as in effect in the United States from time to time (“GAAP”), provided that (a) if there is any change in GAAP from such principles applied in the preparation of the audited financial statements referred to in Section 4.01(e) (“Initial GAAP”), that is material in respect of the calculation of compliance with the covenants set forth in Section 5.02 or 5.03, the Company shall give prompt notice of such change to the Agent and the Lenders and (b) if the Company notifies the Agent that the Company requests an amendment of any provision hereof to eliminate the effect of any change in GAAP (or the application thereof) from Initial GAAP (or if the Agent or the Required Lenders request an amendment of any provision hereof for such purpose), regardless of whether such notice is given before or after such change in GAAP (or the application thereof), then such provision shall be applied on the basis of such generally accepted accounting principles as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision is amended in accordance herewith.

SECTION 1.04. Classification of Permitted Items. For purposes of determining compliance at any time with Section 5.02(a) or (d), in the event that any Lien or Debt meets the criteria of more than one of the categories of transactions permitted pursuant to any clause of such Sections 5.02(a) or (d), such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by the Company in its sole discretion at such time of determination, and may be reclassified from time to time to be permitted under any one or more of such clauses to the extent meeting the criteria thereunder as of the time of reclassification.

SECTION 1.05. Divisions. For all purposes under this Agreement, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its equity interests at such time.

SECTION 1.06. Disclaimer. Without prejudice to any other provision of this Agreement, each of the Company, the Agent and each Lender acknowledges and agrees for the benefit of each of the other parties hereto: (a) the Eurodollar Rate (i) may be subject to methodological or other changes which could affect its value, (ii) may not comply with applicable laws and regulations (such as the Regulation (EU) 2016/1011 of the European Parliament and of the Council, as amended (EU Benchmarks Regulation)) and/or (iii) may be permanently discontinued; and (b) the occurrence of any of the aforementioned events and/or the implementation of a Benchmark Replacement may have adverse consequences which may materially impact the economics of the financing transactions contemplated under this Agreement.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01. The Advances . Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to the Company from time to time on any Business Day during the period from the Effective Date until the Termination Date in an amount not to exceed such Lender’s Unused Commitment. Each Borrowing shall be in an amount not less than the Borrowing Minimum or the Borrowing Multiple in excess thereof and shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender’s Commitment, the Company may borrow under this Section 2.01, prepay pursuant to Section 2.10 and reborrow under this Section 2.01.

SECTION 2.02. Making the Advances. (a) Each Borrowing shall be made on notice, given not later than (x) 1:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances or (y) 1:00 P.M. (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Company to the Agent, which shall give to each Lender prompt notice thereof by telecopier, email or other electronic transmission. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telecopier, email or other electronic transmission in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing and (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period. Each Lender shall, before 2:00 P.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Agent at the applicable Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Company at the account specified in the wiring instructions in the applicable Notice of Borrowing or, if no account is so specified, at the Agent’s address referred to in Section 9.02.

(b) Anything in subsection (a) above to the contrary notwithstanding, (i) the Company may not select Eurodollar Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than the Borrowing Minimum or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.08 or 2.12 and (ii) the Eurodollar Rate Advances may not be outstanding as part of more than 10 separate Borrowings.

(c) Each Notice of Borrowing shall be irrevocable and binding on the Company. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Company shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d) Unless the Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Agent such Lender’s ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02, the Agent may, in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Company severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Company until the date such amount is repaid to the Agent, at (i) in the case of the Company, the higher of (A) the interest rate applicable at the time to the Advances comprising such Borrowing and (B) the cost of funds incurred by the Agent in respect of such amount and (ii) in the case of such Lender, provided that the Agent has given notice to the Company of such obligation as soon as practicable but in any event not later than the Business Day following such funding by the Agent, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.

(e) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03. [Reserved].

SECTION 2.04. Fees. (a) Facility Fee. The Company agrees to pay to the Agent for the account of each Lender a facility fee on the aggregate amount of such Lender’s Commitment from the date hereof in the case of each Initial Lender and from the effective date specified in the Assumption Agreement or in the Assignment and Assumption pursuant to which it became a Lender in the case of each other Lender until the Termination Date at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing June 30, 2020, and on the later of the Termination Date and the date all Advances made by such Lender are paid in full; provided that no Defaulting Lender shall be entitled to receive any facility fee in respect of its Commitment for any period during which that Lender is a Defaulting Lender (and the Company shall not be required to pay such fee that otherwise would have been required to have been paid to that Defaulting Lender), other than a facility fee, as described above, on the aggregate principal amount of Advances funded by such Defaulting Lender outstanding from time to time.

(b) Agent’s Fees. The Company shall pay to the Agent for its own account such fees as may from time to time be agreed between the Company and the Agent.

SECTION 2.05. Termination or Reduction of the Commitments. (a) Optional Ratable Termination or Reduction. The Company shall have the right, upon at least three Business Days’ notice to the Agent, to terminate in whole or permanently reduce ratably in part the Unused Commitments, provided that each partial reduction (i) shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) shall be made ratably among the Lenders in accordance with their Commitments.

(b) Termination of Defaulting Lender. The Company may terminate the Unused Commitment of any Lender that is a Defaulting Lender upon prior notice of not less than one Business Day to the Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.19(a) shall apply to all amounts thereafter paid by the Company for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, facility fees or other amounts), provided that (i) no Event of Default shall have occurred and be continuing and (ii) such termination shall not be deemed to be a waiver or release of any claim the Company, the Agent or any Lender may have against such Defaulting Lender.

SECTION 2.06. Repayment of Advances. The Company shall repay to the Agent for the ratable account of each Lender on the Termination Date the aggregate principal amount of the Advances then outstanding.

SECTION 2.07. Interest on Advances. (a) Scheduled Interest. The Company shall pay interest on the unpaid principal amount of each Advance made to it and owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Eurodollar Rate Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Eurodollar Rate Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Agent may with the consent, and upon the request, of the Required Lenders shall, require the Company to pay interest (“Default Interest”) on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above; provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Agent.

SECTION 2.08. Interest Rate Determination. (a) The Agent shall give prompt notice to the Company and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07(a)(i) or (ii).

(b) Subject to Section 2.21, if, with respect to any Eurodollar Rate Borrowing, the Lenders owed at least 51% of the aggregate principal amount thereof notify the Agent that (i) they are unable to obtain matching deposits in the London inter-bank market at or about 11:00 A.M. (London time) on the second Business Day before the making of a Borrowing in sufficient amounts to fund their respective Eurodollar Rate Advances as a part of such Borrowing during its Interest Period or (ii) the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Company and the Lenders, whereupon (A) the Company will, on the last day of the then existing Interest Period therefor, either (x)

prepay such Advances or (y) Convert such Advances into Base Rate Advances and (B) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist.

(c) If the Company shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify the Company and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

(d) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than the Borrowing Minimum, such Advances shall automatically Convert into Base Rate Advances.

(e) Upon the occurrence and during the continuance of any Event of Default, (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, be Converted into Base Rate Advances and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

(f) Subject to Section 2.21, if the applicable Reuters screen is unavailable for determining the Eurodollar Rate for any Eurodollar Rate Advances, and no other commercially available source providing quotations of the Eurodollar Rate have been agreed by the Agent and the Company,

(i) the Agent shall forthwith notify the Company and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances,

(ii) each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

(iii) the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Advances comprising a Borrowing into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.09. Optional Conversion of Advances. The Company may on any Business Day, upon notice given to the Agent not later than 1:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert all or any portion of the Advances made as a part of a Borrowing of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b), no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(b) and each Conversion of Advances comprising part of the same Borrowing shall be made ratably among the Lenders in accordance with their Commitments. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Company.

SECTION 2.10. Optional Prepayments of Advances. The Company may, upon notice at least two Business Days’ prior to the date of such prepayment, in the case of Eurodollar Rate Advances, and not later than 1:00 P.M. (New York City time) on the date of such prepayment, in the case of Base Rate Advances, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Company shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that each partial prepayment of Advances shall be in an aggregate principal amount of not less than the Borrowing Minimum or a Borrowing Multiple in excess thereof.

SECTION 2.11. Increased Costs. (a) If, due to either (i) the introduction or phase in of or any change in or in the interpretation of any law, rule, guideline, decision, directive, treaty or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority including, without limitation, any agency of the European Union or similar monetary or multinational authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances (excluding for purposes of this Section 2.11 any such increased costs resulting from (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes), then the Company shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to the Company and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law), in each case, that comes into effect after the Effective Date, affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital or liquidity is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of such type, then, upon demand by such Lender (with a copy of such demand to the Agent), the Company shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender’s commitment to lend hereunder. A certificate as to such amounts submitted to the Company and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

(c) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Company of the change in law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the change in law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof). Such demand for compensation shall be in reasonable detail and shall certify that the claim for additional amounts referred to therein is generally consistent with such Lender’s treatment of similarly situated customers of such Lender whose transactions with such Lender are similarly affected by the change in circumstances giving rise to such payment, but such Lender shall not be required to disclose any confidential or proprietary information therein.

(d) Notwithstanding anything herein to the contrary, for the purposes of this Section 2.11, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives by a governmental authority thereunder or issued by a governmental authority in connection therewith (whether or not having the force of law) and (ii) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in case for this clause (ii) pursuant to Basel III, shall in each case be deemed to be a change in law regardless of the date enacted, adopted, issued, promulgated or implemented.

SECTION 2.12. Illegality. Notwithstanding any other provision of this Agreement (other than Section 2.21), if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation, in each case, after the Effective Date, makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (a) each Eurodollar Rate Advance will automatically, upon such notification, be Converted into a Base Rate Advance and (b) the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Advances into

Eurodollar Rate Advances shall be suspended until the Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist; provided, however, that before making any such notification, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.13. Payments and Computations. (a) The Company shall make each payment hereunder, irrespective of any right of counterclaim or set-off, not later than 1:00 P.M. (New York City time) on the day when due in Dollars to the Agent at the applicable Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or fees ratably (other than amounts payable pursuant to Section 2.11, 2.14 or 9.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon any Assuming Lender becoming a Lender hereunder as a result of a Commitment Increase pursuant to Section 2.18, and upon the Agent’s receipt of such Lender’s Assumption Agreement and recording of the information contained therein in the Register, from and after the applicable Increase Date the Agent shall make all payments hereunder and under any Notes issued in connection therewith in respect of the interest assumed thereby to the Assuming Lender. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 9.07(c), from and after the effective date specified in such Assignment and Assumption, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) All computations of interest based on Mizuho’s announced base rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate, the Federal Funds Rate or clauses (b) and (c) of the definition of Base Rate and of fees shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d) Unless the Agent shall have received notice from the Company prior to the date on which any payment is due to the Lenders hereunder that the Company will not make such payment in full, the Agent may assume that the Company has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Company shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

SECTION 2.14. Taxes. (a) Any and all payments by or on account of the Company to or for the account of any Lender or the Agent hereunder or under the Notes shall be made, in accordance with Section 2.13 or the applicable provisions of such other documents, free and clear of and without deduction for any Taxes, except as required by applicable law. If any Withholding Agent shall be required by law (as determined in the good faith discretion of an applicable Withholding Agent) to deduct or withhold any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Agent, (i) the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Company shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.14), such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) In addition, the Company shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 9.18) (hereinafter referred to as “Other Taxes”).

(c) The Company shall (without duplication) indemnify each Lender and the Agent for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, Indemnified Taxes imposed or asserted on amounts payable under this Section 2.14) imposed on or paid by such Lender or the Agent (as the case may be) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant governmental authority other than such liability (including penalties, interest and expenses) attributable to the acts of or failure to act by such Lender. This indemnification shall be made within 10 days from the date such Lender or the Agent (as the case may be) makes written demand therefor. A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Company has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Company to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.07(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection herewith, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender hereunder or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (d).

(e) Within 30 days after the date of any payment of Taxes to a governmental authority pursuant to this Section 2.14, the Company shall furnish to the Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Agent.

(f) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement or the Notes shall deliver to the Company and the Agent, at the time or times reasonably requested by the Company or the Agent, such properly completed and executed documentation reasonably requested by the Company or the Agent in writing as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Agent in writing, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Agent as will enable the Company or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (e)(ii)(A), (ii)(B) and (ii)(D) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Company and the Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Agent), executed copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement, the Notes, or any other documents to be delivered hereunder, executed copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement, the Notes, or any other documents to be delivered hereunder, Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of Internal Revenue Service Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Company within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” related to the Company as described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN, Internal Revenue Service Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Agent to determine the withholding or deduction required to be made; and

(D) If a payment made to a Lender hereunder would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Company and the Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Company or the Agent as may be necessary for the Company or the Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered in relation to this Section 2.14 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Agent in writing of its legal inability to do so

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant governmental authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such indemnified party is required to repay such refund to such governmental authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

SECTION 2.15. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.06, 2.11, 2.14, 2.19 or 9.04(c)) in excess of its pro rata share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Company agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Company in the amount of such participation.

SECTION 2.16. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. The Company agrees that upon notice by any Lender to the Company (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Company shall promptly execute and deliver to such Lender a Note in substantially the form of Exhibit A hereto, payable to the order of such Lender in a principal amount equal to the Commitment of such Lender.

(b) The Register maintained by the Agent pursuant to Section 9.07(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assumption Agreement and each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder and (iv) the amount of any sum received by the Agent from the Company hereunder and each Lender’s share thereof.

(c) Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Company to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Company under this Agreement.

SECTION 2.17. Use of Proceeds. The proceeds of the Advances shall be available (and the Company agrees that it shall use such proceeds) solely for general corporate purposes (including acquisitions) of the Company and its Subsidiaries.

SECTION 2.18. Increase in the Aggregate Commitment. (a) The Company may, at any time prior to the date that is 60 days after the Effective Date, by notice to the Agent, request that the aggregate amount of the Commitments be increased by an amount of $25,000,000 or an integral multiple thereof (each a “Commitment Increase”) to be effective as of a date prior to the Termination Date (the “Increase Date”) as specified in the related notice to the Agent; provided, however that (i) in no event shall the aggregate amount of the Commitment Increases at any time exceed $150,000,000 and (ii) on the date of any request by the Company for a Commitment Increase and on the related Increase Date the applicable conditions set forth in Article III shall be satisfied.

(b) The Agent shall promptly notify the Lenders and such Eligible Assignees as are identified by the Company of the request by the Company for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which Lenders wishing to participate in the Commitment Increase and such Eligible Assignees must commit to (x) in the case of a Lender, an increase in the amount of their respective Commitments or (y) in the case of an Eligible Assignee, to assume a Commitment hereunder (the “Commitment Date”). Each Lender and Eligible Assignee that is willing to participate in such requested Commitment Increase (each an “Increasing Lender”) shall, in its sole discretion, give written notice to the Agent on or prior to the Commitment Date of the amount by which it is willing to participate in such increase; provided, however, that the Commitment of each such Eligible Assignee shall be in an amount of $10,000,000 or more. If the Lenders and such Eligible Assignees notify the Agent that they are willing to participate in such increase by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated among the Lenders willing to participate therein and such Eligible Assignees in such amounts as are agreed between the Company and the Agent.

(c) Promptly following each Commitment Date, the Agent shall notify the Company as to the amount, if any, by which the Lenders and Eligible Assignees are willing to participate in the requested Commitment Increase.

(d) On each Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.18(b) (each such Eligible Assignee, an “Assuming Lender”) shall become a Lender party to this Agreement as of such Increase Date and the Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to Section 2.18(b)) as of such Increase Date; provided, however, that the Agent shall have received on or before such Increase Date the following, each dated such date:

(i) (A) certified copies of resolutions of the Board of Directors of the Company or the Executive Committee of such Board approving the Commitment Increase and the corresponding modifications to this Agreement and (B) an opinion of counsel for the Company (which may be in-house counsel), in form and substance satisfactory to the Agent;

(ii) an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the Company and the Agent (each an “Assumption Agreement”), duly executed by such Eligible Assignee, the Agent and the Company; and

(iii) confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing satisfactory to the Company and the Agent.

On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.18(d), the Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Company, on or before 1:00 P.M. (New York City time), by telecopier, of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date. Each Increasing Lender and each Assuming Lender shall, before 2:00 P.M. (New York City time) on the Increase Date, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Advances to be held pro rata by the Lenders in accordance with the Commitments.

SECTION 2.19. Defaulting Lenders. (a) Notwithstanding anything to the contrary contained in this Agreement, any payment of principal, interest, fees or other amounts received by the Agent for the account of any Defaulting Lender under this Agreement (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise) shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, as the Company may request (so long as no Default exists), to the funding of any Advance in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, if so determined by the Agent and the Company, to be held in an account and released in order to satisfy obligations of such Defaulting Lender to fund Advances under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advance in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made at a time when the applicable conditions set forth in Article III were satisfied or waived, such payment shall be applied solely to pay the Advances of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender and provided further that any amounts held as cash collateral for funding obligations of a Defaulting Lender shall be returned to such Defaulting Lender upon the termination of this Agreement and the satisfaction of such Defaulting Lender’s obligations hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.19 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b) No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.19, performance by the Company of its obligations shall not be excused or otherwise modified as a result of the operation of this Section 2.19. The rights and remedies against a Defaulting Lender under this Section 2.19 are in addition to any other rights and remedies which the Company, the Agent or any Lender may have against such Defaulting Lender.

(c) If the Company and the Agent agree in writing in their reasonable determination that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Advances of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Advances to be held on a pro rata basis by the Lenders in accordance with their Ratable Share, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

SECTION 2.20. [Reserved].

SECTION 2.21. LIBOR Successor Rate.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, with respect to the Eurodollar Rate, the Agent and the Company may amend this Agreement to replace the Eurodollar Rate with a Benchmark Replacement; and any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. New York City time on the fifth (5th) Business Day after the Agent has provided such proposed amendment to all Lenders and the Company, so long as the Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lender comprising the Required Lenders have delivered to the Agent written notice that such Required Lenders accept such amendment. No replacement of the Eurodollar Rate with a Benchmark Replacement pursuant to this Section shall occur prior to the applicable Benchmark Transition Start Date.

(b) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c) Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Company and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or the Lenders pursuant to this Section 2.21 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.21.

(d) Benchmark Unavailability Period. Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Company may revoke any request for a Eurodollar Rate Borrowing of, conversion to or continuation of Eurodollar Rate Advances to be made converted or continued during any Benchmark Unavailability Period and, failing that, (i) any pending selection of, conversion to or renewal of a Eurodollar Rate Advance that has not yet gone into effect shall be deemed to be a selection of, conversion to or renewal of a Base Rate Advance in the amount of such Eurodollar Rate Advance, (ii) all outstanding Eurodollar Rate Advances shall automatically be converted to Base Rate Advances at the expiration of the existing Interest Period (or sooner, if Agent cannot continue to lawfully maintain such affected Eurodollar Rate Advance) and (iii) the component of the Base Rate based upon One Month LIBOR will not be used in any determination of the Base Rate.

(e) As used in this Section 2.21:

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate that has been selected by the Agent and the Company giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the Eurodollar Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the Eurodollar Rate with an alternate benchmark rate for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Company giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Eurodollar Rate with the applicable Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for such replacement of the Eurodollar Rate for U.S. dollar-denominated syndicated credit facilities.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice in the United States (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the Eurodollar Rate:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Eurodollar Rate permanently or indefinitely ceases to provide the Eurodollar Rate; or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the Eurodollar Rate:

(1) a public statement or publication of information by or on behalf of the administrator of the Eurodollar Rate announcing that such administrator has ceased or will cease to provide the Eurodollar Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Eurodollar Rate;

(2) a public statement or publication of information by a governmental authority having jurisdiction over the Agent, the regulatory supervisor for the administrator of the Eurodollar Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the Eurodollar Rate, a resolution authority with jurisdiction over the administrator for the Eurodollar Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the Eurodollar Rate, which states that the administrator of the Eurodollar Rate has ceased or will cease to provide the Eurodollar Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Eurodollar Rate; or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the Eurodollar Rate or a governmental authority having jurisdiction over the Agent announcing that the Eurodollar Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Agent or the Required Lenders, as applicable, by notice to the Company, the Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Eurodollar Rate and solely to the extent that the Eurodollar Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the Eurodollar Rate for all purposes hereunder in accordance with Section 2.21 and (y) ending at the time that a Benchmark Replacement has replaced the Eurodollar Rate for all purposes hereunder pursuant to Section 2.21.

“Early Opt-in Election” means the occurrence of:

(1)(i) a determination by the Agent and the Company or (ii) a notification by the Required Lenders to the Agent (with a copy to the Company) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in this Section 2.21, are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the Eurodollar Rate for loans in Dollars.

(2)(i) the election by the Agent and the Company or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable by the Agent of written notice to the Company and the Lenders or by the Required Lenders of written notice of such election to the Agent.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01. Conditions Precedent to Effectiveness of Section 2.01. Section 2.01 of this Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied or waived:

(a) Except as publicly disclosed prior to April 8, 2020, there shall have occurred no Material Adverse Change since August 31, 2019.

(b) The Company shall have paid all accrued and invoiced fees and expenses of the Agent and the Lenders associated with this Agreement (including the accrued and invoiced fees and expenses of Shearman & Sterling LLP, counsel to the Agent).

(c) On the Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Company, dated the Effective Date, stating that:

(i) the representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and

(ii) no event has occurred and is continuing that constitutes a Default.

(d) The Agent shall have received on or before the Effective Date the following, each dated the Effective Date, in form and substance reasonably satisfactory to the Agent and (except for the Notes) in sufficient copies for each Lender:

(i) The Notes to the Lenders to the extent requested by any Lender pursuant to Section 2.16 prior to the Effective Date.

(ii) Certified copies of the resolutions of the Board of Directors of the Company approving this Agreement and the Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Notes.

(iii) A certificate of the Secretary or an Assistant Secretary of the Company certifying the names and true signatures of the officers of the Company authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder.

(iv) Customary opinions of Latham & Watkins LLP, counsel for the Company, and in-house counsel of the Company.

(e) The Agent shall have received all documentation and other information regarding the Company requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent reasonably requested in writing of the Company at least five Business Days prior to the Effective Date and (ii) to the extent the Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, any Lender that has requested, in a written notice to the Company at least five Business Days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Company shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

SECTION 3.02. [Reserved].

SECTION 3.03. Conditions Precedent to Each Borrowing and Commitment Increase. The obligation of each Lender to make an Advance on the occasion of each Borrowing and each Commitment Increase shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing and the applicable Increase Date (as the case may be) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing or request for Commitment Increase and the acceptance by the Company of the proceeds of such Borrowing or such Increase Date shall constitute a representation and warranty by the Company that on such date such statements are true):

(i) the representations and warranties contained in Section 4.01 (except the representations set forth in the last sentence of subsection (e) and subsection (f) thereof) are correct on and as of such date, before and after giving effect to such Borrowing or such Commitment Increase and to the application of the proceeds therefrom, as though made on and as of such date, and

(ii) no event has occurred and is continuing, or would result from such Borrowing or such Commitment Increase or from the application of the proceeds therefrom, that constitutes a Default.

SECTION 3.04. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Effective Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Company. The Company represents and warrants as follows:

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) The execution, delivery and performance by the Company of this Agreement and the Notes to be delivered by it, and the consummation of the transactions contemplated hereby, are within the Company’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Company’s charter or by-laws or (ii) any material law or any material contractual restriction binding on or affecting the Company.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Company of this Agreement or the Notes to be delivered by it.

(d) This Agreement has been, and each of the Notes to be delivered by it when delivered hereunder will have been, duly executed and delivered by the Company. This Agreement is, and each of the Notes when delivered hereunder will be, the legal, valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or law).

(e) The Consolidated balance sheet of the Company and its Subsidiaries as at August 31, 2019, and the related Consolidated statements of income and cash flows of the Company and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Ernst & Young LLP, independent public accountants, copies of which have been furnished to each Lender, fairly present the Consolidated financial condition of the Company and its Subsidiaries as at such date and the Consolidated results of the operations of the Company and its Subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied. Except as publicly disclosed prior to April 8, 2020, since August 31, 2019, there has been no Material Adverse Change.

(f) There is no pending or, to the Company’s knowledge, overtly threatened action, suit, investigation, litigation or administrative or judicial proceeding, including, without limitation, any Environmental Action, affecting the Company or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect other than the matters described on Schedule 4.01(f) hereto (the “Disclosed Litigation”), and there has been no material adverse change in the status, or financial effect on the Company or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 4.01(f) hereto or (ii) purports to adversely affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.

(g) The Company is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock in violation of Regulation U. Following application of the proceeds of each Advance, not more than 25 percent of the value of the assets (either of the Company only or of the Company and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 5.02(a) or subject to any restriction on sale, pledge, or other disposition contained in any agreement or instrument between the Company and any Lender or any Affiliate of any Lender relating to Debt and within the scope of Section 6.01(d) will be margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).

(h) The Company is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(i) Neither the written information regarding the Company and its Subsidiaries in the Information Memorandum (other than the financial projections, other forward-looking statements and information of a general economic or industry specific nature) nor any other written information, exhibit or report furnished by or on behalf of the Company to the Agent or any Lender in connection with the negotiation and syndication of this Agreement or pursuant to the terms of this Agreement, taken as a whole, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, when taken as a whole, not materially misleading solely at the time furnished.

(j) (i) Neither the Company, nor any of its officers, directors or employees, is named as a “Specially Designated National and Blocked Person” as designated by the United States Department of the Treasury’s Office of Foreign Assets Control, or as a person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; (ii) the Company is not owned or controlled, directly or indirectly, by the government of any country that is subject to a United States Embargo; and (iii) the Company is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by the United States Treasury Department as a “Specially Designated National and Blocked Person,” or for or on behalf of any person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and the Company is not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity or nation described in (i), (ii), or (iii).

(k) The Company has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and their respective officers and employees and, to the knowledge of the Company, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Company, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, or direct or knowingly indirect, use of proceeds or other transaction contemplated hereby will violate Anti-Corruption Laws or applicable Sanctions.

(l) The Company is not an EEA Financial Institution.

(o) As of the Effective Date, to the best knowledge of the Company, the information included in the Beneficial Ownership Certification, if any, provided by the Company to any Lender in connection with this Agreement is true and correct in all respects.

ARTICLE V

COVENANTS OF THE COMPANY

SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Company will:

(a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, Environmental Laws and the Patriot Act, except to the extent such failure to comply could not reasonably be expected to have a Material Adverse Effect; and maintain in effect and enforce policies and procedures reasonably designed to promote compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(b) Payment of Taxes. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, all material Taxes imposed upon it or upon its property; provided, however, that neither the Company nor any of its Subsidiaries shall be required to pay or discharge any such Tax that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

(c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries (other than Immaterial Subsidiaries) to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Subsidiary operates; provided, however, that the Company and its Subsidiaries may self-insure to the extent consistent with prudent business practice for companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Subsidiary operates.

(d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Company and its Subsidiaries may (i) consummate any merger or consolidation or other transaction permitted under Section 5.02(b), (ii) sell, transfer, or otherwise dispose of, any Subsidiary of the Company if permitted under Section 5.02(e), (iii) dissolve or terminate the existence of any Subsidiary of the Company possessing immaterial assets or liabilities or no continuing business purpose (including, for the avoidance of doubt, any Immaterial Subsidiary), or (iv) dissolve or terminate the existence of any Subsidiary if in the Company’s determination (w) the preservation thereof is no longer desirable in the conduct of the business of the Company and (x) the loss thereof is not materially disadvantageous to the Company or the Lenders, and provided further that neither the Company nor any of its Subsidiaries shall be required to preserve any right or franchise if in the Company’s determination (y) the preservation thereof is no longer desirable in the conduct of the business of the Company or such Subsidiary, taken as a whole, and (z) the loss thereof is not materially disadvantageous to the Company, such Subsidiary or the Lenders.

(e) Visitation Rights. At any reasonable time during normal business hours and from time to time upon reasonable notice, permit the Agent or any of the Lenders or any agents or representatives thereof at their own expense (unless an Event of Default has occurred and is continuing), to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Company and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Company and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants, subject to applicable regulations of the Federal government relating to classified information and reasonable security and safety regulations of the Company; provided that (i) unless an Event of Default has occurred and is continuing, no more than one visit or inspection may be conducted per year by any Lender and (ii) any such visits, inspections or discussions shall be coordinated through the Agent and shall not unreasonably interfere with the operations of the Company and its Consolidated Subsidiaries. Notwithstanding anything to the contrary herein and for the avoidance of doubt, none of the Company nor any Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

(f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each such Subsidiary materially in accordance with, and to the extent required by, GAAP.

(g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are material to the conduct of its business in good working order and condition, ordinary wear and tear, condemnation and casualty excepted, in accordance with customary and prudent business practices for similar businesses; provided, however, that the Company and its Subsidiaries may sell, transfer, or otherwise dispose of, any properties if permitted under Section 5.02(e).

(h) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of their Affiliates (other than the Company and its wholly-owned Subsidiaries) on terms that are fair and reasonable and no less favorable to the Company or such Subsidiary, in any material respect, than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate; provided that the foregoing shall not prohibit (i) transactions between or among the Company and its Subsidiaries not involving any other Affiliate, (ii) indemnification agreements, (iii) employee agreements or other compensation or bonus arrangements, (iv) management or board fees and (v) dividends to securityholders.

(i) Reporting Requirements. Furnish to the Agent, who shall furnish to the Lenders:

(i) within 45 days after the end of each of the first three quarters of each fiscal year of the Company, the Consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Company and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer or other authorized financial officer of the Company as having been prepared in accordance with GAAP and certificates of the chief financial officer or other authorized financial officer of the Company as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Company shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to Initial GAAP;

(ii) within 90 days after the end of each fiscal year of the Company, a copy of the annual audit report for such year for the Company and its Subsidiaries, containing the Consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal year, in each case accompanied by an opinion acceptable in scope to the Required Lenders by Ernst & Young LLP or other independent public accountants acceptable to the Required Lenders and certificates of the chief financial officer or other authorized financial officer of the Company as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Company shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to Initial GAAP;

(iii) as soon as possible and in any event within seven days after the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer or other authorized financial officer of the Company setting forth details of such Default and the action that the Company has taken and proposes to take with respect thereto (it being understood that any Default then existing as a result of any failure to deliver such notice shall automatically be cured and will no longer be continuing upon either (x) delivery of such notice or (y) the cessation of the existence of the underlying Default to which such notice relates (unless the Company had knowledge of such underlying Default prior to its cessation);

(iv) promptly after the sending or filing thereof, copies of all material reports that the Company sends to any of its securityholders, and copies of all material reports and registration statements that the Company or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;

(v) promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Company or any of its Subsidiaries of the type described in Section 4.01(f); and

(vi) such other information respecting the Company or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request in good faith including, without limitation, information and documentation reasonably requested for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation, but excluding any financial information that the Company and its Subsidiaries do not produce in the ordinary course of business.

Financial reports required to be delivered pursuant to clauses (i), (ii) and (iv) above shall be deemed to have been delivered on the date on which such report is posted on the Company’s website at www.jabil.com, and such posting shall be deemed to satisfy the financial reporting requirements of clauses (i), (ii) and (iv) above, it being understood that the Company shall provide all other reports and certificates required to be delivered under this Section 5.01(i) in the manner set forth in Section 9.02.

SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Company will not:

(a) Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than:

(i) Permitted Liens,

(ii) purchase money Liens upon or in any real property or equipment acquired or held by the Company or any Subsidiary in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition of such property or equipment, or Liens existing on such property or equipment at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired (and any accessions or additions thereto, and proceeds thereof), and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced,

(iii) the Liens existing on the Effective Date and described on Schedule 5.02(a) hereto,

(iv) Liens on property of a Person existing at the time such Person is acquired by, merged into or consolidated with the Company or any Subsidiary of the Company or becomes a Subsidiary of the Company; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with the Company or such Subsidiary or acquired by the Company or such Subsidiary,

(v) assignments of the right to receive income or Liens that arise in connection with Securitization Programs, in an aggregate principal amount not to exceed the greater of $950,000,000 and 10% of Consolidated Tangible Assets at any time outstanding (for purposes of this clause (v), the “principal amount” of a Securitization Program shall mean the Invested Amount),

(vi) Liens securing obligations in respect of acceptances, trade letters of credit, undrawn standby letters of credit, bank guarantees, surety bonds or similar extensions of credit,

(vii) Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business securing obligations under hedge agreements designed solely to protect the Company or any of its Subsidiaries from fluctuations in interest rates, currencies or the price of commodities,

(viii) Liens arising in connection with cash management services for the Company and any of its Subsidiaries, including cash pooling arrangements and overdraft facilities, provided that such Liens shall not extend beyond the amounts on deposit in the deposit accounts,

(ix) Liens on inventory valued at not more than $125,000,000 at any time in favor of customers that have paid a deposit on the inventory so encumbered,

(x) assignments of the right to receive income and/or accounts receivable in connection with the sales of accounts receivable and related assets, including pursuant to factoring programs, whether or not the Company or any of its Subsidiaries remain as servicer,

(xi) Liens on cash as contemplated by Section 2.19 or 6.02 of the Company’s Credit Agreement dated as of January 20, 2020 with the lenders party thereto and Citibank, N.A., as administrative agent, as such credit agreement is in effect on the date hereof,

(xii) Liens, if any, in respect of Finance Leases or Synthetic Leases,

(xiii) the replacement, extension or renewal of any Lien permitted by clause (iii) or (iv) above upon or in the property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount) of the Debt secured thereby,

(xiv) Liens in favor of the Agent or any of the Lenders under or in connection with this Agreement; and

(xv) other Liens securing Debt that, in aggregate with (but without duplication of) all Debt incurred in accordance with Section 5.02(d)(xii) at any time outstanding, does not exceed the greater of $1,000,000,000 and 10% of Consolidated Tangible Assets.

(b) Mergers, Etc. Merge or consolidate with or into any Person, or permit any of its Subsidiaries to do so, except (i) that any Subsidiary of the Company may merge, consolidate, amalgamate, or combine with or into any other Subsidiary of the Company, (ii) any Subsidiary of the Company may merge, consolidate, amalgamate, or combine with or into the Company, (iii) any Subsidiary of the Company and the Company may merge, consolidate, amalgamate, or combine with or into any other Person if, in the case of any Subsidiary other than an Immaterial Subsidiary, as a result of one or a series of transactions, the surviving or resulting entity is or becomes a Subsidiary or, if the Company is a party to such transaction, the surviving entity is the Company and (iv) any Subsidiary may merge, consolidate, amalgamate, or combine with or into any Person other than the Company or another Subsidiary if at such time the assets of the Subsidiary would be permitted to be sold to such Person pursuant to Subsection 5.02(e)(viii), provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

(c) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required or permitted by GAAP.

(d) Subsidiary Debt. Permit any of its Subsidiaries to create or suffer to exist, any Debt other than:

(i) Debt owed to the Company or to a wholly owned Subsidiary of the Company or under this Agreement or the Notes,

(ii) Debt existing on, or available under lines of credit existing on, the Effective Date and described on Schedule 5.02(d) hereto (the “Existing Debt”), and any Debt extending the maturity of, or refunding or refinancing or modifying, in whole or in part, the Existing Debt, provided that the principal amount of, or amount available under lines of credit constituting, such Existing Debt shall not be increased above the principal amount thereof outstanding or amount available immediately prior to such extension, refunding or refinancing,

(iii) Debt secured by Liens permitted by Section 5.02(a)(ii),

(iv) Debt, if any, arising in connection with Securitization Programs in an aggregate principal amount not to exceed the greater of $950,000,000 and 10% of Consolidated Tangible Assets at any time outstanding (for purposes of this clause (iv), the “principal amount” of a Securitization Program shall mean the Invested Amount),

(v) obligations of any Subsidiary of the Company under any Hedge Agreements entered into in the ordinary course of business to protect the Company and its Subsidiaries against fluctuations in interest rates, currencies or price commodities,

(vi) obligations in respect of acceptances, trade letters of credit, undrawn standby letters of credit, bank guarantees, surety bonds or similar extensions of credit,

(vii) obligations which in aggregate do not exceed $150,000,000 arising in connection with the administration and operation of cash management services for the Company and any of its Subsidiaries, including cash pooling arrangements and overdraft facilities,

(viii) Debt of a Person at the time such Person is merged into or consolidated with any Subsidiary of the Company or becomes a Subsidiary of the Company; provided that such Debt was not created in contemplation of such merger, consolidation or acquisition, and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, such Debt, provided further that the principal amount of such Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing,

(ix) Debt, if any, arising in connection with the sales of accounts receivable and related assets, including pursuant to factoring programs, whether or not the Company or any of its Subsidiaries remain as servicer;

(x) (i) Debt under Finance Leases (other than pursuant to sale-leaseback transactions) or Synthetic Leases to finance the acquisition, construction, development or improvement by such Person of real property, fixtures, inventory or equipment or other tangible assets, provided, that, in each case (A) such Debt is incurred by such Person at the time of, or not later than 120 days after, the acquisition, construction, development or improvement by such Person of the property so financed and (B) such Debt does not exceed the purchase price of the property (or the cost of constructing, developing or improving the same) so financed, and (ii) Debt under initial or successive refinancings (which shall include any amendments, modifications, renewals, refundings or replacements) of any such Finance Leases or Synthetic Leases, provided, that, the principal amount of any such refinancing does not exceed the principal amount of the Debt being refinanced (except to the extent necessary to pay fees, expenses, underwriting discounts and prepayment penalties in connection therewith);

(xi) endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and

(xii) other Debt that, in aggregate with (but without duplication of) all Debt secured by Liens permitted by Section 5.02(a)(xv), at any time outstanding does not exceed the greater of $1,000,000,000 and 10% of Consolidated Tangible Assets,

(e) Sales, Etc. of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to any other Person to purchase, lease or otherwise acquire any assets of the Company or any of its Subsidiaries, except:

(i) sales of inventory in the ordinary course of its business or sales or other dispositions of scrap, surplus, outdated, superseded, replaced or obsolete inventory, material or equipment,

(ii) sales or dispositions of assets in connection with a Securitization Program to the extent permitted by this Agreement,

(iii) assignments of the right to receive income and/or accounts receivable and related assets in connection with the sales or other dispositions of accounts receivable, including pursuant to factoring programs, whether or not the Company or any of its Subsidiaries remain as servicer,

(iv) in, or in connection with, a transaction authorized by Section 5.02(b) or the liquidation, abandonment, winding up, striking off or disposition of any Immaterial Subsidiary,

(v) sales or other dispositions between or among the Company and its Subsidiaries,

(vi) sales or leases of property in connection with a Synthetic Lease,

(vii) sales or leases of property in connection with a sale and leaseback transaction or lease and leaseback transaction provided that the net present value of the aggregate rental obligations under such leases or contracts entered into after the date hereof (discounted at the implied interest rate of such lease or contract) does not exceed an amount equal to 10% of the Consolidated total assets of the Company and its Subsidiaries measured as of the end of the most recently ended fiscal year of the Company for which audited financial statements have been delivered in accordance with Section 5.01(i), and

(viii) sales or other dispositions of assets; provided that the value of such sales or other dispositions of assets consummated after the date hereof when added to the value of any assets described in Section 5.02(b)(iv) involved in a transaction consummated after the date hereof does not exceed an amount equal to 15% of Consolidated total assets of the Company and its Subsidiaries, measured as of the end of the most recently ended fiscal year of the Company for which audited financial statements have been delivered in accordance with Section 5.01(i).

(f) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of its business from the business as carried on by the Company and its Subsidiaries, taken as a whole, at the date hereof.

(g) Payment Restrictions Affecting Subsidiaries. Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its capital stock (whether through a covenant restricting dividends, a financial covenant or otherwise), except (i) this Agreement, (ii) any agreement or instrument evidencing Existing Debt (and extensions, refundings, modifications or refinancings thereof permitted under Section 5.02(d)(ii), provided the terms of any such extension, refunding or refinancing are no more restrictive in respect of the ability of such Subsidiary to pay dividends or make other distributions in respect of its capital stock than such existing agreement or instrument) and (iii) any agreement in effect at the time such Subsidiary becomes a Subsidiary of the Company, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Company (and, if such agreement evidences Debt, extensions, refundings, modifications or refinancings thereof permitted under Section 5.02(d)(viii), provided the terms of any such extension, refunding or refinancing are no more restrictive in respect of the ability of such Subsidiary to pay dividends or make other distributions in respect of its capital stock than such existing agreements); provided that the foregoing covenant shall not apply to any Subsidiary that is a special purpose entity created in connection with a Securitization Program and shall not apply to any charter or other organizational document that requires that dividends be paid from profits.

(h) Use of Proceeds. Request any Borrowing, or use, or permit its Subsidiaries or its or their respective directors, officers, employees or, to its or their respective knowledge, its or their agents, to directly or knowingly indirectly use, the proceeds of any Borrowing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.03. Financial Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Company will:

(a) Debt to EBITDA Ratio. Maintain, as of the end of each fiscal quarter, a ratio of (i) Debt, excluding Debt in respect of Hedge Agreements, as of such date to (ii) Consolidated EBITDA of the Company and its Consolidated Subsidiaries for the period of four fiscal quarters most recently ended, of not greater than 4.0 to 1.0.

(b) Interest Coverage Ratio. Maintain, as of the end of each fiscal quarter, a ratio of (i) Consolidated EBITDA of the Company and its Consolidated Subsidiaries for the period of four fiscal quarters then ended to (ii) Interest Expense during such period by the Company and its Consolidated Subsidiaries, of not less than 3.0 to 1.0.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) the Company shall fail to pay any principal of any Advance when the same becomes due and payable; or the Company shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement or any Note within three Business Days after the same becomes due and payable; or

(b) any representation or warranty made by the Company herein or by the Company (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

(c) (i) the Company shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d) (with respect to the Company), (e), (h) or (i), 5.02 or 5.03, or (ii) the Company shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Company by the Agent or any Lender; or

(d) the Company or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or, in the case of Hedge Agreements, net amount of at least $150,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Company or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), required to be purchased or defeased (other than cash collateralization of letter of credit obligations), or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case in an aggregate net amount of at least $150,000,000, in each case prior to the stated maturity thereof (other than by (i) secured Debt that becomes due solely as a result of the sale, transfer or other disposition of the property or assets securing such Debt and (ii) termination events or any other similar event under the documents governing swap contracts for so long as such event of default, termination event or other similar event does not result in the occurrence of an early termination date or any acceleration or prepayment of any amounts or other Debt payable thereunder); or

(e) the Company or any of its Subsidiaries (other than an Immaterial Subsidiary) shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company or any of its Subsidiaries (other than an Immaterial Subsidiary) seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Company or any of its Subsidiaries (other than an Immaterial Subsidiary) shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f) judgments or orders for the payment of money in excess of $150,000,000 in the aggregate shall be rendered against the Company or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(f) if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A-” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order or (iii) such judgment or order shall have been paid; or

(g) (i) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Company (or other securities convertible into such Voting Stock) representing 30% or more of the combined voting power of all Voting Stock of the Company; or (ii) during any period of up to 12 consecutive months, commencing before or after the date of this Agreement, individuals who at the beginning of such 12-month period were directors of the Company shall cease for any reason (other than due to death or disability) to constitute a majority of the board of directors of the Company (except to the extent that individuals who at the beginning of such 12-month period were replaced by individuals (x) elected by a majority of the remaining members of the board of directors of the Company or (y) nominated for election by a majority of the remaining members of the board of directors of the Company and thereafter elected as directors by the shareholders of the Company); or

(h) the Company or any of its ERISA Affiliates shall incur, or shall be reasonably likely to incur liability in excess of $150,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Company or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Company, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Company, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Company under the any Bankruptcy Law, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Company.

ARTICLE VII

[RESERVED]

ARTICLE VIII

THE AGENT

SECTION 8.01. Authorization and Authority. Each Lender hereby irrevocably appoints Mizuho Bank, Ltd. to act on its behalf as the Agent hereunder and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent and the Lenders, and the Company shall not have rights as a third party beneficiary (other than with respect to Section 8.06) of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any Note (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 8.02. Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03. Duties of Agent; Exculpatory Provisions. (a) The Agent’s duties hereunder are solely ministerial and administrative in nature and the Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, the Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein); provided that the Agent shall not be required to take any action that, in its reasonable opinion or the reasonable opinion of its counsel, may expose the Agent to liability or that is contrary to this Agreement or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law; and

(iii) shall not, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Agent or any of its Affiliates in any capacity.

(b) The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.01 or 6.01) or (ii) in the absence of its own gross negligence, bad faith or willful misconduct. The Agent shall be deemed not to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until the Company or any Lender shall have given notice to the Agent describing such Default and such event or events.

(c) The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement or the Information Memorandum, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created hereby or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Agent.

(d) Nothing in this Agreement shall require the Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or any of its Related Parties.

(e) The Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Competitors. Without limiting the generality of the foregoing, the Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Competitor or (ii) have any liability with respect to or arising out of any assignment or participation of Advances, or disclosure of confidential information, to any Competitor.

SECTION 8.04. Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless an officer of the Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Advance, and in the case of a Borrowing, such Lender shall not have made available to the Agent such Lender’s ratable portion of such Borrowing. The Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05. Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub-agent and the Related Parties of the Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article VIII and Section 9.04 (as though such sub-agents were the “Agent” hereunder) as if set forth in full herein with respect thereto.

SECTION 8.06. Resignation of Agent. (a) The Agent may at any time give notice of its resignation to the Lenders and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Company (so long as no Event of Default has occurred and is continuing, and such consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank having a combined capital and surplus of at least $500,000,000 and with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above; provided that in no event shall any such successor Agent be a Defaulting Lender or a Competitor. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as Agent and, with the consent of the Company (so long as no Event of Default has occurred and is continuing, and such consent not to be unreasonably withheld or delayed), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the Notes (except that in the case of any collateral security held by the Agent on behalf of the Lenders under the Agreement, the retiring or removed Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent (other than any rights to indemnity payments owed to the retiring or removed Agent), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the Notes. The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed Agent’s resignation or removal hereunder, the provisions of this Article and Section 9.04 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.

SECTION 8.07. Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any Note or any related agreement or any document furnished hereunder or thereunder.

SECTION 8.08. Indemnification. (a) Each Lender severally agrees to indemnify the Agent (to the extent not reimbursed by the Company) from and against such Lender’s pro rata share (determined as provided below) of any and all liabilities, obligations, losses, damages, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent (in its capacity as such) in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent (in its capacity as such) under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its pro rata share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent (in its capacity as such) in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Company. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.08(a) applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party. For purposes of this Section 8.08(a), the Lenders’ respective pro rata shares of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to the respective Lenders and (ii) their respective Unused Commitments at such time.

(b) The failure of any Lender to reimburse the Agent promptly upon demand for its applicable share of any amount required to be paid by the Lenders to the Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Agent for its applicable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Agent for such other Lender’s applicable share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 8.08 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes. The Agent agrees to return to the Lenders their respective applicable shares of any amounts paid under this Section 8.08 that are subsequently reimbursed by the Company.

SECTION 8.09. Other Agents. Each Lender hereby acknowledges that neither the documentation agent nor any other Lender designated as any “Agent” or “Arranger” on the signature pages hereof has any liability hereunder other than in its capacity as a Lender.

SECTION 8.10. Lender ERISA Representation. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and each Arranger and each of their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other loan party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Company, that the Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement or any documents related hereto or thereto).

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (i) waive any of the conditions specified in Section 3.01, (ii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder or (iii) amend this Section 9.01; (b) no amendment, waiver or consent shall, unless in writing and signed by each Lender directly and adversely affected thereby (and without the consent of the Required Lenders), do any of the following: (i) increase or extend the Commitments of any Lender, (ii) reduce the principal of, or rate of interest on, the Advances or any fees or other amounts payable hereunder or (iii) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended, nor amounts owing to such Lender reduced or the final maturity thereof extended, without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

SECTION 9.02. Notices, Etc. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail as follows:

(i) if to the Company, to the Company’s address at 10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716, Attention: Treasurer ( Telephone No. 727-803-3705), with a copy to the same address, Attention: Deputy General Counsel (Telephone No. 727-803-3044);

(ii) if to the Agent, to Mizuho Bank, Ltd. at 1800 Plaza Ten, Harborside Financial Center Jersey City, NJ 07311, Attention of Flora Lio; Facsimile No. 201-626-9935; Telephone No. 201-626-9516; Email: lau_agent@mizuhogroup.com; and

(iii) if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform.

(i) The Company agrees that the Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Company, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Company’s or the Agent’s transmission of communications through the Platform, except to the extent resulting from the gross negligence or willful misconduct of an Agent Party. “Communications” means, collectively, any notice, demand, communication, information, document or other material that the Company provides to the Agent pursuant to this Agreement or the transactions contemplated therein which is distributed to the Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

SECTION 9.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04. Costs and Expenses. (a) The Company agrees to pay within ten days of demand therefor all reasonable costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (A) all computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable, documented and invoiced fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. The Company further agrees to pay on demand all costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable, documented and invoiced fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 9.04(a).

(b) The Company agrees to indemnify and hold harmless the Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable, documented and invoiced fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or (ii) the actual or alleged presence of Hazardous Materials on any property of the Company or any of its Subsidiaries or any Environmental Action relating in any way to the Company or any of its Subsidiaries, except, with respect to any Indemnified Party, to the extent such claim, damage, loss, liability or expense is determined in a final and non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, bad faith or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Company, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Company also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances. Without limiting the provisions of Section 2.14(c), this Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Company to or for the account of a Lender (i) other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.08, 2.09, 2.10 or 2.12, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07 as a result of a demand by the Company pursuant to Section 9.18 or (ii) as a result of a payment or Conversion pursuant to Section 2.08, 2.10 or 2.12, the Company shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(d) Without prejudice to the survival of any other agreement of the Company hereunder, the agreements and obligations of the Company contained in Sections 2.11, 2.14 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

SECTION 9.05. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Company against any and all of the obligations of the Company now or hereafter existing under this Agreement and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Agent and the Company after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

SECTION 9.06. Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Company and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Company, the Agent and each Lender and their respective successors and permitted assigns, except that the Company shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of all of the Lenders.

SECTION 9.07. Assignments and Participations. (a) Successors and Assigns Generally. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 9.07(b), (ii) by way of participation in accordance with the provisions of Section 9.07(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.07(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 9.07(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Advances at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in Section 9.07(b)(i)(B) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in Section 9.07(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Advances outstanding) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof, unless each of the Agent and, so long as no Event of Default pursuant to Section 6.01(a) or (e) has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld, conditioned or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advance or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 9.07(b)(i)(B) and, in addition:

(A) the consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (x) such assignment is to a financial institution and an Event of Default pursuant to Section 6.01(a) or (e) has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within ten Business Days after having received notice thereof; and

(B) the consent of the Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent (with a copy to Company, if the Company’s consent thereto is not otherwise required) an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which may be waived or reduced by the Agent in its sole discretion); provided that the Agent may, in its sole discretion, elect to waive or reduce such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Company or any of the Company’s Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) any Person that was a Competitor as of the Trade Date (in which case the provisions of Section 9.07(h) shall apply).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations, or other compensating actions, including funding, with the consent of the Company and the Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances in accordance with its Ratable Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this clause (vii), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Agent pursuant to Section 9.07(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11 and 9.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.07(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.07(d) (except in the event that such assignment or transfer was to a person that was a Competitor as of the Trade Date (in which case the provisions of Section 9.07(h) shall apply)).

(c) Register. The Agent, acting solely for this purpose as an agent of the Company, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company and any Lender (solely with respect to its own interest in any Borrowing or Commitment) at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations.

(i) Any Lender may at any time, without the consent of, or notice to, the Company or the Agent, sell participations to any Person (other than the Company, any of the Company’s Affiliates, any natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or, unless the Company’s prior consent is obtained and in accordance with the provisions of Section 9.07(h), a Competitor) (each buyer of a Participation, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Company, the Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 8.08 with respect to any payments made by such Lender to its Participant(s).

(ii) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, waiver or consent of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (a) of the first proviso of Section 9.01 that directly affects such Participant. The Company agrees that each Participant shall be entitled to the benefits of Section 2.11 and 2.14 (it being understood that the documentation required under Section 2.14 shall be delivered by the Participant solely to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.07(b); provided that such Participant agrees to be subject to the provisions of Section 9.18 as if it were an assignee under Section 9.07(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.05 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Note or other obligations under this Agreement or the Notes or any other documents to be delivered hereunder (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any this Agreement or the Notes or any other documents to be delivered hereunder) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.11 and 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that is organized under the laws of a jurisdiction outside of the United States shall not be entitled to the benefits of Section 2.14 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 2.14(e) as though it were a Lender.

(f) Certain Pledges. Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender (including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender) and this Section shall not apply to any such pledge or assignment of a security interest; provided that, no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender party hereto.

(g) [Reserved].

(h) No Assignment or Participations to Competitors. No assignment or participation shall be made or sold, as applicable, to any Person that was a Competitor as of the date (the “Determination Date”) on which the assigning or selling Lender entered into a binding agreement to sell all or a portion of its rights and obligations under this Agreement to such Person or assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Company has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Competitor for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or participant that becomes a Competitor after the applicable Determination Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Competitor”), (x) such assignee or participant shall not retroactively be disqualified from becoming a Lender or participant and (y) the execution by the Company of an Assignment and Assumption with respect to an assignee will not by itself result in such assignee no longer being considered a Competitor. Any assignment or participation in violation of this Section 9.07(h) shall not be void, but the other provisions of this Section 9.07(h) shall apply. If any assignment is made or any participation is sold to any Competitor without the Company’s prior written consent, or if any Person becomes a Competitor after the applicable Determination Date, the Company may, at its sole expense and effort, upon notice to the applicable Competitor and the Agent, (A) terminate any Commitment of such Competitor and/or repay all obligations of the Company owing to such Competitor in connection with such Commitment and/or (B) require such Competitor to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.07), all of its interest, rights and obligations under this Agreement (including as a participant) to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Competitor paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder. Notwithstanding anything to the contrary contained in this Agreement, Competitors (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Company, the Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement, each Competitor will be deemed to have consented in the same proportion as the Lenders that are not Competitors consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any debtor relief laws (a “Plan”), each Competitor party hereto hereby agrees (1) not to vote on such Plan, (2) if such Competitor does vote on such Plan notwithstanding the restriction in clause (1) above, such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other debtor relief laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other debtor relief laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating clause (2) above. The Agent shall have the right, and the Company hereby expressly authorizes the Agent, to (A) post the list of Competitors provided by the Company and any updates thereto from time to time (collectively, the “Competitor List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders and/or (B) provide the Competitor List to each Lender requesting the same. The Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant is a Competitor or (y) have any liability with respect to any assignment or sale of a participation to a Competitor.

SECTION 9.08. Confidentiality. Neither the Agent nor any Lender may disclose to any Person any Company Information (as defined below), except that each of the Agent and each of the Lenders may disclose Company Information (a) to its and its Affiliates’ respective managers, administrators, trustees, partners, employees, officers, directors, agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Company Information and such person shall have agreed to keep such Company Information confidential on substantially the same terms as provided herein), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process or requested by any self-regulatory authority, provided that, to the extent practicable and legally permissible, the Company is given prompt written notice of such requirement or request prior to such disclosure and assistance (to the extent practicable and at the Company’s expense) in obtaining an order protecting such information from public disclosure, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions no less restrictive than those of this Section 9.08, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other transaction under which payments are to be made by reference to the Company and its obligations, this Agreement or payments hereunder or to any credit insurance provider relating to the Company and its obligations hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) to the extent such Company Information (A) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this Section 9.08 by the Agent or such Lender, or (B) is or becomes available to the Agent or such Lender on a nonconfidential basis from a source other than the Company and not, to the knowledge of the Agent or such Lender, in breach of such third party’s obligations of confidentiality and (h) with the consent of the Company.

For purposes of this Section, “Company Information” means all confidential, proprietary or non-public information received from the Company or any of its Subsidiaries relating to the Company or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by the Company or any of its Subsidiaries. Any Person required to maintain the confidentiality of Company Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Company Information as such Person would accord to its own confidential information, but in no event less than a reasonable degree of care.

SECTION 9.09. [Reserved].

SECTION 9.10. Governing Law. This Agreement and the Notes and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any Note and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

SECTION 9.11. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided, further, that, without limiting the foregoing, upon the request of the Agent, any electronic signature shall be promptly followed by such manually executed counterpart.

SECTION 9.12. [Reserved].

SECTION 9.13. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any other party hereto or any Related Party of the foregoing in any way relating to this Agreement or any Note or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.14. [Reserved].

SECTION 9.15. [Reserved].

SECTION 9.16. Patriot Act Notice. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Company that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender or the Agent, as applicable, to identify the Company in accordance with the Patriot Act. The Company shall provide such information and take such actions as are reasonably requested by the Agent or any Lenders in order to assist the Agent and the Lenders in maintaining compliance with the Patriot Act.

SECTION 9.17. [Reserved].

SECTION 9.18. Replacement of Lenders. If (a) any Lender requests compensation under Section 2.11 or 2.14, (b) the Company is required to pay any additional amount to any Lender or any governmental authority for the account of any Lender pursuant to Section 2.14, (c) any Lender asserts illegality pursuant to Section 2.12, (d) any Lender is a Defaulting Lender or (e) any Lender has not agreed to any amendment, waiver or consent for which (x) the consent of all of the Lenders is required and (y) the Required Lenders have agreed to such amendment, waiver or consent, then the Company may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.07), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a

Lender accepts such assignment), provided that (i) each such assignment shall be arranged by the Company after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (ii) no Lender shall be obligated to make any such assignment unless and until such Lender shall have received one or more payments from either the Company or one or more Eligible Assignees in an aggregate amount equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement and (iii) no Event of Default shall have occurred and be continuing. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

SECTION 9.19. No Fiduciary Duties. The Company agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Company and its Affiliates, on the one hand, and the Agent, the Lenders and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agent, the Lenders and their respective Affiliates and no such duty will be deemed to have arisen in connection with any such transactions or communications.

SECTION 9.20. Acknowledgement and Consent to Bail-In of Certain Financial Institutions. Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges and accepts that any liability of any party to any other party under or in connection with this Agreement may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a) any Bail-In Action in relation to any such liability, including (without limitation):

(i) a reduction in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii) a conversion of all, or part of, such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii) a cancellation of any such liability; and

(b) a variation of any term of this Agreement to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

[Remainder of the page intentionally left blank.]

SECTION 9.21. Waiver of Jury Trial. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or any Note or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other Person has represented, expressly or otherwise, that such other Person would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and any notes by, among other things, the mutual waivers and certifications in this section.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

JABIL INC.

By:	/s/ Robert Katz
Name:Robert Katz
Title: Executive Vice President and General Counsel

MIZUHO BANK, LTD., as Agent

By:	/s/ Tracy Rahn
Name:Tracy Rahn
Title: Executive Director

Initial Lenders:

MIZUHO BANK, LTD.

By:	/s/ Tracy Rahn
Name:Tracy Rahn
Title: Executive Director

BNP PARIBAS

By:	/s/ Brendan Heneghan
Name:Brendan Heneghan
Title: Director

By:	/s/ Karim Remtoula
Name:Karim Remtoula
Title: Vice President

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ Michael Maguire
Name:Michael Maguire
Title: Managing Director

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

By:	/s/ Gordon Yip
Name:Gordon Yip
Title: Director

By:	/s/ Jill Wong
Name:Jill Wong
Title: Director

MUFG UNION BANK, N.A.

By:	/s/ Lillian Kim
Name:Lillian Kim
Title: Director

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Richard J. Ameny, Jr.
Name:Richard J. Ameny, Jr.
Title: Vice President

Jabil Credit Agreement

SCHEDULE I

JABIL INC.

CREDIT AGREEMENT

COMMITMENTS

Name of Initial Lender	Commitment
Mizuho Bank, Ltd.	$75,000,000
BNP Paribas	$75,000,000
Sumitomo Mitsui Banking Corporation	$75,000,000
Credit Agricole Corporate and Investment Bank	$50,000,000
MUFG Union Bank, N.A.	$50,000,000
U.S. Bank National Association	$50,000,000

Total	$375,000,000.00

SCHEDULE 4.01(f)

JABIL INC.

CREDIT AGREEMENT

DISCLOSED LITIGATION

DISCLOSED LITIGATION

The Company and its Subsidiaries are parties to various lawsuits and other actions or proceedings in the ordinary course of business. The Company does not believe that an adverse outcome of any action, suit, investigation, litigation, or proceeding affecting the Company or any of its Subsidiaries, pending or overtly threatened in writing, will have a Material Adverse Effect.

SCHEDULE 5.02(a)

JABIL INC.

CREDIT AGREEMENT

EXISTING LIENS

EXISTING LIENS

Liens on equipment in favor of lessors under Finance Leases identified in Schedule 5.02(d).

Utility deposits for worldwide operations less than $3,000,000.

California tax lien for Celetronix USA Inc. for $2,227.60

Debtor	Secured Party	File Number	Filing Date	Jurisdiction	Collateral
Jabil Inc. 10560 Dr. Martin Luther King, Jr St. North St. Petersburg, FL 33716	BA Leasing BSC, LLC 11333 McCormick Road Mailcode: MD5-032-07-05 Hunt Valley, MD 21031	Original 2019033601 BK: 20414/PG: 2283	Original 01/31/2019	Pinellas County, Florida	All fixtures located at specified property in Exhibit A of UCC

SCHEDULE 5.02(d)

JABIL INC.

CREDIT AGREEMENT

EXISTING DEBT

EXISTING DEBT

	Denominated Currency	As of November 29, 2019 in USD	Credit Facility Limit in USD
Subsidiary Notes Payable, long-term debt and long-term lease obligations:
Brazil Credit Facility	BRL		4,261,320
China Credit Facility	CNY/USD		266,374,000
Switzerland Lease	CHF	110,419,005
Germany Lease	EUR	4,632,676
Malaysia Credit Facility	USD		18,873,549
Netherlands Credit Facility	EUR/USD		20,982,000
Singapore Credit Facility	USD		270,000,000
Spain Loan	EUR	730,515
Taiwan Credit Facility	USD		1,000,000
US Credit Facility/Lease	USD	45,418,313
Vietnam Credit Facility	USD		24,900,000
Switzerland Credit Facility	CHF		9,999,000
Letters of Credit/Bank Guarantees[1]		119,778,453

[1]	Denominated in multiple currencies.

EXHIBIT A - FORM OF

NOTE

U.S.$_______________	Dated: _______________, 20__

FOR VALUE RECEIVED, the undersigned, JABIL INC., a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to _________________________ (the “Lender”) for the account of its Applicable Lending Office on the Termination Date (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender’s Commitment in figures] or, if less, the aggregate principal amount of the Advances made by the Lender to the Borrower pursuant to the Credit Agreement dated as of April 24, 2020 among the Borrower, the Lender and certain other lenders parties thereto, and Mizuho Bank, Ltd. as Agent for the Lender and such other lenders (as amended, restated, amended and restated, supplemented or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) outstanding on the Termination Date.

The Borrower promises to pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest in respect of each Advance are payable in lawful money of the United States of America to the Agent at its account maintained at Mizuho Bank, Ltd., New York Branch, Account Name: ISA Loan Agency, Account No.: H79-740-005344, ABA # 026004307, Reference: Jabil Inc., Attention: LAU / Flora Lio, Email: lau_agent@mizuhogroup.com, in same day funds. Each Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Promissory Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

JABIL INC.

By
Title:

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT B—FORM OF NOTICE OF

BORROWING

Mizuho Bank, Ltd., as Agent

 for the Lenders parties

 to the Credit Agreement

 referred to below

1800 Plaza Ten, Harborside Financial Center

Jersey City, NJ 07311

Email: lau_agent@mizuhogroup.com

[Date]

Attention: Bank Loan Syndications Department

Ladies and Gentlemen:

The undersigned, JABIL INC., refers to the Credit Agreement, dated as of April 24, 2020 (as amended, restated, amended and restated, supplemented or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto and Mizuho Bank, Ltd., as Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(i) The Business Day of the Proposed Borrowing is _______________, 20__.

(ii) The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].

(iii) The aggregate amount of the Proposed Borrowing is $_______________].

[(iv) The initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is _____ month[s].]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A) the representations and warranties contained in Section 4.01 of the Credit Agreement (except the representations set forth in the last sentence of subsection (e) and subsection (f) thereof) are correct, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

(B) no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

Very truly yours,

JABIL INC.

By
Title:

2

CUSIP Number:___________________

EXHIBIT C - FORM OF

ASSIGNMENT AND ASSUMPTION

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]2 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]3 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]4 hereunder are several and not joint.]5 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented or modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the facility identified below (including without limitation any loans included in such facility), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]:

[2]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[3]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[4]	Select as appropriate.
[5]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.	Borrower(s):	Jabil Inc.

4.	Agent:	Mizuho Bank, Ltd., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of April 24, 2020 among Jabil Inc., the Lenders parties thereto, Mizuho Bank, Ltd., as Agent, and the other agents parties thereto.

6.		Assigned Interest[s]:

Assignor[s][6]	Assignee[s][7]	Aggregate Amount of Commitment/Loans for all Lenders[8]	Amount of Commitment/ Loans Assigned[8]	Percentage Assigned of Commitment/ Loans[9]	CUSIP Number
		$	$	%
		$	$	%
		$	$	%

[7.Trade Date:     ______________]10

[Page break]

[6]	List each Assignor, as appropriate.
[7]	List each Assignee, as appropriate.
[8]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[9]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[10]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]
[NAME OF ASSIGNOR]

By:

Title:

[NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE[S]
[NAME OF ASSIGNEE]

By:

Title:

[NAME OF ASSIGNEE]

By:

Title:

[Consented to and]11 Accepted:

[NAME OF AGENT], as Agent

By:

Title:

[Consented to:]12

JABIL INC.

By:

Title:

[11]	To be added only if the consent of the Agent is required by the terms of the Credit Agreement.
[12]	To be added only if the consent of the Company is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement, or (iv) the performance or observance by any Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.07(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.07(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01(h) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 2.14 of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves. Notwithstanding the foregoing, the Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT D—RESERVED

EXHIBIT E-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of April 24, 2020 (as amended, restated, amended and restated, supplemented or modified from time to time, the “Credit Agreement”), among Jabil Inc., and each lender from time to time party thereto and Mizuho Bank, Ltd., as Agent.

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Advance(s) (as well as any Note(s) evidencing such Advance(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a “ten percent shareholder” of the Company within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (iv) it is not a “controlled foreign corporation” related to the Company as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Agent and the Company with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Company and the Agent, and (2) the undersigned shall have at all times furnished the Company and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT E-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of April 24, 2020 (as amended, restated, amended and restated, supplemented or modified from time to time, the “Credit Agreement”), among Jabil Inc., and each lender from time to time party thereto and Mizuho Bank, Ltd., as Agent.

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a “ten percent shareholder” of the Company within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (iv) it is not a “controlled foreign corporation” related to the Company as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT E-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of April 24, 2020 (as amended, restated, amended and restated, supplemented or modified from time to time, the “Credit Agreement”), among Jabil Inc., and each lender from time to time party thereto and Mizuho Bank, Ltd., as Agent.

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of the Company within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Company as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT E-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of April 24, 2020 (as amended, restated, amended and restated, supplemented or modified from time to time, the “Credit Agreement”), among Jabil Inc., and each lender from time to time party thereto and Mizuho Bank, Ltd., as Agent.

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Advance(s) (as well as any Note(s) evidencing such Advance(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Advance(s) (as well as any Note(s) evidencing such Advance(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of the Company within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Company as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Agent and the Company with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Company and the Agent, and (2) the undersigned shall have at all times furnished the Company and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:
Title:
Date: ________ __, 20[ ]